PROSPECTUS SUPPLEMENT NO. 9	Filed pursuant to Rule 424(b)(3)
(to prospectus dated July 30, 2025)	Registration No. 333- 288087

TRI-COUNTY FINANCIAL GROUP, INC.

This prospectus supplement updates and amends the prospectus dated July 30, 2025, as amended by that certain Prospectus Supplement No. 1, filed with the Securities and Exchange Commission (the “SEC”) on September 15, 2025, Prospectus Supplement No. 2 filed with the SEC on October 31, 2025, Prospectus Supplement No. 3 filed with the SEC on November 13, 2025, Prospectus Supplement No. 4 filed with the SEC on January 5, 2026, Prospectus Supplement No. 5 filed with the SEC on March 9, 2026, Prospectus Supplement No. 6 filed with the SEC April 20, 2026, Prospectus Supplement No. 7 filed with the SEC June 12, 2026, and Prospectus Supplement No. 8 filed with the SEC August 10, 2026 which relates to the resale of up to 563,064 shares of common stock by the Selling Shareholder identified in the prospectus, as amended and supplemented from time to time. The Selling Shareholder may, or may not, elect to sell its shares of common stock covered by the prospectus, in a manner and to the extent they may determine. See the section titled “Plan of Distribution.” We will not receive any proceeds from the sale of shares of common stock by the Selling Shareholder.

This prospectus supplement is being filed to update, amend and supplement the information previously included in the prospectus with the information attached to this prospectus supplement. You should read this prospectus supplement together with the prospectus, which is to be delivered with this prospectus supplement.

Our common stock quoted on the OTC Market Group, Inc. OTCQX Marketplace under the symbol “TYFG.” On October 30, 2026, the last reported sale price of our common stock on the OTCQX Marketplace was $82.51 per share.

See the section titled “Risk Factors” beginning on page 7 of the prospectus to read about factors you should consider before buying shares of our common stock.

The SEC and state securities regulators have not approved or disapproved these securities or determined if the prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 2, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): October 29, 2026

TRI-COUNTY FINANCIAL GROUP, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-288087	36-3412522
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

706 Washington Street Mendota, Illinois, 61342

(Address of Principal Executive Offices) (Zip Code)

(815) 538-2265

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 Par Value	TYFG	OTC Market Group, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On October 29, 2026, Tri-County Financial Group, Inc. (the “Company”) held a special meeting of the stockholders (the “Special Meeting”) to consider certain proposals related to the previously announced Agreement and Plan of Merger, dated August 10, 2026 (the “Merger Agreement”), among the Company, HBT Financial, Inc. (“HBT”), and HB-TYFG Merger, Inc., a wholly-owned subsidiary of HBT. Pursuant to the Merger Agreement, the Company will merge with and into HBT, with HBT as the surviving corporation (the “Merger”).

The record date for determination of stockholders entitled to vote at the Special Meeting was September 10, 2026. There were 2,427,703 shares of common stock outstanding as of that date, with each such share being entitled to one vote. At the Special Meeting, the holders of 1,998,191 shares, or approximately 82.3% percent of the outstanding shares, were represented in person or by proxy, which constituted a quorum for the Special Meeting. The following proposals were voted on at the Special Meeting:

The adoption of the Merger Agreement and approval of the transactions it contemplates (the “Merger Proposal”):

For	Against	Abstain/Withheld

1,807,469	179,603	11,119

Approval of one or more adjournments of the Special Meeting, if determined necessary and advisable, including adjournments to permit the further solicitation of proxies in favor of the Merger Proposal:

For	Against	Abstain/Withheld

1,813,509	150,058	34,624

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tri-County Financial Group, Inc.

Date: November 2, 2026	By:	/s/ Lana Eddy
Lana Eddy
Chief Financial Officer